Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

Sales of $119.2 million, Net Income of $0.06 per diluted share, Provides Updated Guidance

CANTON, Mass., November 17, 2023 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the third quarter of fiscal 2023, and updated sales and earnings guidance for the fiscal year.

Third Quarter Financial Highlights

•
Total sales for the third quarter were $119.2 million, down 8.1% from $129.7 million in the third quarter of fiscal 2022. Comparable sales for the third quarter of fiscal 2023 decreased 6.7% as compared to the third quarter of fiscal 2022.
•
Net income for the third quarter was $0.06 per diluted share, as compared to net income of $0.16 per diluted share in the third quarter of fiscal 2022.
•
Adjusted EBITDA (a non-GAAP measure) for the third quarter was $8.6 million, or 7.3% of sales, as compared to $16.4 million, or 12.7% of sales in the third quarter of fiscal 2022.
•
Cash flow from operations for the nine months ended October 28, 2023 of $33.1 million, as compared $30.2 million for the nine months ended October 29, 2022, with free cash flow increasing from $22.3 million to $22.7 million. Total cash and investments were $60.4 million at October 28, 2023, as compared to $23.5 million at October 29, 2022, with no outstanding debt for either period.
•
Utilized free cash flow to repurchase 0.8 million shares of common stock for $4.0 million, or an average cost of $4.82 per share. Amended stock repurchase program to increase amount authorized from $15.0 million to $25.0 million.

Management’s Comments

"Despite this challenging quarter, we remain disciplined and committed to the strategy and initiatives of which we have spoken previously. Since we repositioned DXL in fiscal 2019, we have grown comparable sales by more than 25% and more than doubled our Adjusted EBITDA margin rate. This trajectory supports our strong belief in the longer-term opportunity for DXL in the men’s big & tall apparel category. This belief in our future is emboldened by our strong financial position. We have no debt and $60 million of cash, and over $150 million of stockholders' equity, which provides a greater opportunity to invest and drive our strategic initiatives, which include opening productive new stores, deploying a new web platform, launching a brand awareness campaign, and pursuing greater exclusive merchandise collaborations and alliances,” said Harvey Kanter, President, and Chief Executive Officer.

"As we look forward to fiscal 2024, we need to drive share of voice, build greater awareness, and generate trial. We know if consumers experience DXL, given our conversion, repeat rates, Lifetime Value, and net promoter scores, we will win and grow market share. That being said, we will be both pragmatic and thoughtful about the investments we make in the context of market challenges. We will determine appropriate investment levels as the landscape becomes clearer. We remain incredibly enthusiastic about our prospects and the opportunity to serve a big & tall consumer who needs and wants something better than any other retailer has to offer,” Kanter concluded.

Our Future Growth Strategy

We believe we can capture a greater share of what we estimate is a $23.0 billion total addressable market in the domestic men’s big & tall apparel category. Since 2019, we have further strengthened and fortified our balance sheet which gives us the financial flexibility to execute our plans. We remain relentlessly focused on controlling what we can control, which includes a commitment to meaningfully accelerate the growth trajectory of the company by focusing on four specific growth objectives:

Store Development: We opened our first new DXL store since 2018 in Queens, NY. We expect to open two more stores by the end of 2023 and ten more stores in 2024. We have converted seven Casual Males stores to DXL this year and expect to convert three more by the end of 2023. Over the next three to five years, we believe we could potentially open 50 net new stores across the country.

Website Replatform: We are upgrading our website from legacy infrastructure to a modern commerce platform, with features and functionality launching throughout 2024. We believe this modernization will offer immediate performance improvements and customer experience benefits, while positioning us to deliver a greater pace of change in the future.

Marketing & Brand Building: We have begun our search for a creative agency to develop, build, and execute a campaign that will drive an emotional connection to the brand and drive brand awareness. We are targeting a campaign launch for late Spring 2024 and we are prepared to conservatively spend another 1.0% to 2.0% of sales to initially fund that initiative and, with results, fund our marketing and brand building initiatives at greater levels over time.

Alliances & Collaborations: We launched a new collaboration with UNTUCKit and added two more iconic brands to our assortment with Faherty and Hugo Boss in the third quarter. All three programs have exceeded our initial expectations and we will look for door expansions in all three for 2024.

Third Quarter Results

Sales

Total sales for the third quarter of fiscal 2023 were $119.2 million, as compared to $129.7 million in the third quarter of fiscal 2022. Comparable sales for the third quarter decreased 6.7% with comparable sales from our stores down 8.1% and our direct business down 3.2%. The remainder of the decrease was due to sales from closed stores and a decrease in non-comparable sales.

During the third quarter, we saw a further slowdown in store traffic and dollars per transaction as consumer spending continued to be negatively impacted by the economy and inflationary pressures. Sales were particularly softer in categories that outperformed last year due to a resurgence of back-to-work and social events. The decrease of 3.2% in the direct business was primarily due to a decrease in marketplace sales. The DXL website, which was down 1.5%, performed better as a result of improvements in email marketing and growth from our mobile app.

Gross Margin

For the third quarter of fiscal 2023, our gross margin rate, inclusive of occupancy costs, was 47.5% as compared to a gross margin rate of 50.0% for the third quarter of fiscal 2022.

Our gross margin rate decreased by 250-basis points, with a decrease in merchandise margin of 110-basis points and an increase of 140-basis points in occupancy costs primarily due to the deleveraging of sales and increased rents as a result of lease extensions. The decrease in merchandise margin of 110-basis points was due to continued cost pressures on certain private-label merchandise, much of which we continued to absorb rather than passing on to the customer through price increases. We also experienced increased shipping costs related to direct-to-consumer shipments and costs related to our loyalty program with more sales tendered with loyalty certificates, as compared to the third quarter of fiscal 2022. These cost increases were partially offset by lower inbound freight costs. For the year, we expect gross margin rates to be approximately 180-basis points lower than fiscal 2022, of which approximately half of this decrease being attributable to the expected deleveraging of occupancy costs on the lower sales base.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2023 were 40.2% as compared to 37.3% for the third quarter of fiscal 2022.

On a dollar basis, SG&A expenses decreased by $0.4 million as compared to the third quarter of fiscal 2022. The decrease was primarily due to a decrease in store payroll and performance-based incentive accruals, partially offset by an increase in payroll-related costs from new positions added in the past year to support our long-range growth initiatives.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 22.5% of sales in the third quarter of fiscal 2023 as compared to 21.6% of sales in the third quarter of fiscal 2022. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 17.7% of sales in the third quarter of fiscal 2023 as compared to 15.7% of sales in the third quarter of fiscal 2022. Marketing costs were 6.3% of sales for the third quarter of fiscal 2023 as compared to 5.9% of sales for the third quarter of fiscal 2022. For fiscal 2023, marketing costs are expected to be approximately 5.7% of sales.

Loss from Termination of SERP Plan

During the third quarter of fiscal 2023, the Company terminated its frozen Supplemental Executive Retirement Plan ("SERP"), taking advantage of the current high-interest rate environment. We completed the termination in the third quarter through the purchase of an annuity. We made a cash contribution to the plan in the third quarter of $0.4 million and recognized a charge of $0.1 million, representing the loss on settlement.

Interest Income (Expense), Net

Net interest income for the third quarter of fiscal 2023 was $0.6 million, as compared to interest expense of $0.1 million for the third quarter of fiscal 2022. For the third quarter of fiscal 2023, interest income was earned from investments in U.S. government-backed investments and money market accounts. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility during either period.

Income Taxes

As a result of releasing substantially all of the valuation allowance against our deferred tax assets during fiscal 2022, we have returned to a normal tax provision for fiscal 2023. Our tax provision for income taxes for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the third quarter of fiscal 2023, the effective tax rate was 30.2%. For the third quarter of fiscal 2022, the effective tax rate was 16.6% and primarily reflected a $2.0 million discrete tax expense to adjust the release of valuation allowance.

Net Income

For the third quarter of fiscal 2023, net income was $4.0 million, or $0.06 per diluted share, as compared to net income for the third quarter of fiscal 2022 of $10.5 million, or $0.16 per diluted share.

On a non-GAAP basis, assuming a normalized tax rate of 27% and adjusting for the loss on termination of the retirement plans and asset impairment (gain), if any, adjusted net income for the third quarter of fiscal 2023 was $4.2 million, or $0.07 per diluted share, as compared to $9.2 million, or $0.14 per diluted share, for the third quarter of fiscal 2022.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the third quarter of fiscal 2023 was $8.6 million, as compared to $16.4 million for the third quarter of fiscal 2022.

Cash Flow

Cash flow from operations for the first nine months of fiscal 2023 was $33.1 million as compared to $30.2 million for the first nine months of fiscal 2022. Free cash flow, a non-GAAP measure, was $22.7 million for the first nine months of fiscal 2023 as compared to $22.3 million for the first nine months of fiscal 2022. The increase in free cash flow was primarily due to a decrease in merchandise purchases as we continue to drive more productive inventory utilization partially offset by a decrease in operating income.

We expect our capital expenditures to range from $15.5 million to $17.5 million in fiscal 2023, of which approximately $7.8 million is discretionary spending for new or improved stores with the remaining for non-discretionary, infrastructure improvements.

	For the nine months ended
(in millions)	October 28, 2023	October 29, 2022
Cash flow from operating activities (GAAP basis)	$33.1	$30.2
Capital expenditures	(10.4)	(7.9)
Free Cash Flow (non-GAAP basis)	$22.7	$22.3

Non-GAAP Measures

Adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of October 28, 2023, we had cash and investments of $60.4 million as compared to $23.5 million as of October 29, 2022, with no outstanding debt in either period. We did not have any borrowings under our credit facility during the third quarter and, as of October 28, 2023, the availability under our credit facility was $87.6 million, as compared to $90.2 million as of October 29, 2022.

As of October 28, 2023, our inventory decreased approximately $7.0 million to $99.9 million, as compared to $106.8 million as of October 29, 2022. Based on the sales trends we started to see in March 2023, we began taking proactive measures to manage our inventory and adjust our receipt plan. At October 28, 2023, our clearance inventory was 9.7% of our total inventory, as compared to 6.7% at October 29, 2022 and still below our historical benchmark of approximately 10.0%.

Stock Repurchase Program

In March 2023, our Board of Directors approved a stock repurchase program. Under the stock repurchase program, we were initially authorized to repurchase up to $15.0 million of our common stock through open market and privately negotiated transactions. On November 15, 2023, our Board amended the program, effective today, to increase the authorization from $15.0 million to $25.0 million.

The timing and the amount of any repurchases of common stock will be determined based on the Company’s evaluation of market conditions and other factors. The stock repurchase program will expire on March 16, 2024, but may be suspended, terminated or modified at any time for any reason. The Company expects to finance any repurchases from cash generated from operations.

During the first nine months of fiscal 2023, we completed the stock repurchase plan with the repurchase of 3.1 million shares at an aggregate cost, including fees, of $14.9 million, or an average cost of $4.81 per share. Shares of repurchased common stock are held as treasury stock.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2020:

	At October 28, 2023		Year End 2022		Year End 2021		Year End 2020
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	226	1,694	218	1,663	220	1,678	226	1,718
DXL outlets	16	80	16	80	16	80	17	82
CMXL retail	21	68	28	92	35	115	46	152
CMXL outlets	19	57	19	57	19	57	22	66
Total	282	1,899	281	1,892	290	1,930	311	2,018

During the third quarter of fiscal 2023, we opened a new DXL store in Queens, New York and expect to open two additional new stores with one in the Cincinnati market and one in the Los Angeles market by the end of fiscal 2023. During the first nine months of fiscal 2023, we completed the conversion of seven Casual Male stores to the DXL store format and completed the remodel of one existing DXL store. By the end of fiscal 2023, we expect to have opened a total of 3 new DXL stores and 10 Casual Male-to-DXL conversion stores and to have begun construction on at least 5 DXL remodels. Over the next three to five years, we believe we could potentially open 50 net new DXL stores across the country, which could average 6,000 square feet or 300,000 sq. ft. in total, a 15% increase over our current square footage.

Digital Commerce Information

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the third quarter of fiscal 2023, our direct sales were $36.2 million, or 30.4% of retail segment sales, as compared to $37.9 million, or 29.2% of retail segment sales in the third quarter of fiscal 2022.

Financial Outlook

Based on our results for the third quarter of fiscal 2023 and given the persisting economic pressures that are impacting consumer spending, we are revising our full year guidance. For fiscal 2023, we expect sales to be approximately $520.0 million to $530.0 million, net income to be approximately $0.39 to $0.46 per diluted share and adjusted EBITDA margin to be approximately 10.0% to 11.0%. Adjusting for the expected loss on the termination of the retirement plans, we expect adjusted net income to be approximately $0.45 to $0.52 per diluted share.

Conference Call

The Company will hold a conference call to review its financial results on Friday, November 17, 2023, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI07bdb256778248b784758fb683dd7914 Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/2gjvzeh9. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net income and adjusted net income per diluted share is calculated by excluding any asset impairment charge (gain) and the loss from the termination of the retirement plans, subtracting the actual income tax provision (benefit) and applying an effective tax rate of 27%. The Company believes that this comparability is useful in comparing the actual results period to period. Adjusted net income per diluted share is then calculated by dividing the adjusted net income by the weighted average shares outstanding for the respective period, on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for the loss from the termination of the retirement plans and asset impairment charge (gain), if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2023, including expected sales, net income, gross margin and adjusted EBITDA margin; expected sales trends for fiscal 2023; marketing costs for fiscal 2023; expected capital expenditures in fiscal 2023; expected store openings and store conversions in fiscal 2023; our long-range strategic growth plan and our ability to achieve accelerated growth in the future; the expected impact of our strategic initiatives, including with respect to raising brand awareness, store development and future alliances and collaborations; our ability to manage inventory; the timing of any repurchases under our stock repurchase program; and expected changes in our store portfolio and long-term plans for new or relocated stores. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2023, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: changes in consumer spending in response to economic factors; the impact of rising inflation; the Israel-Hamas conflict and the ongoing Russian invasion of Ukraine on the global economy; potential labor shortages; and the Company’s ability to execute on its digital and store strategies, ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Sales	$119,188	$129,671	$384,673	$401,960
Cost of goods sold including occupancy	62,577	64,856	196,767	197,960
Gross profit	56,611	64,815	187,906	204,000

Expenses:
Selling, general and administrative	47,962	48,383	143,689	144,441
Impairment (gain) of assets	—	—	—	(398)
Depreciation and amortization	3,393	3,769	10,338	11,748
Total expenses	51,355	52,152	154,027	155,791

Operating income	5,256	12,663	33,879	48,209

Loss on termination of retirement plans	(57)	—	(4,231)	—
Interest income (expense), net	564	(107)	1,408	(350)

Income before provision (benefit) for income taxes	5,763	12,556	31,056	47,859
Provision (benefit) for income taxes	1,743	2,083	8,436	(32,944)

Net income	$4,020	$10,473	$22,620	$80,803

Net income per share:
Basic	$0.07	$0.17	$0.37	$1.28
Diluted	$0.06	$0.16	$0.35	$1.20

Weighted-average number of common shares outstanding:
Basic	60,169	62,016	61,612	62,928
Diluted	63,464	66,229	64,995	67,106

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 28, 2023, January 28, 2023 and October 29, 2022
(In thousands)
(unaudited)

	October 28,	January 28,	October 29,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$10,723	$52,074	$23,485
Short-term investments	49,632	—	—
Inventories	99,858	93,004	106,816
Other current assets	10,287	8,934	9,523
Property and equipment, net	38,429	39,062	39,617
Operating lease right-of-use assets	139,907	124,356	125,903
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	22,223	31,455	33,480
Other assets	451	563	563
Total assets	$372,660	$350,598	$340,537

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$28,256	$27,548	$26,564
Accrued expenses and other liabilities	33,297	41,581	38,821
Operating leases	160,340	144,241	147,708
Stockholders' equity	150,767	137,228	127,444
Total liabilities and stockholders' equity	$372,660	$350,598	$340,537

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND

ADJUSTED NET INCOME PER DILUTED SHARE

(unaudited)

	For the three months ended				For the nine months ended
	October 28, 2023		October 29, 2022		October 28, 2023		October 29, 2022
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Net income (GAAP basis)	$4.0	$0.06	$10.5	$0.16	$22.6	$0.35	$80.8	$1.20

Adjust for impairment (gain) of assets	—		—		—		(0.4)
Add back loss on termination of retirement plans	0.1		—		4.2		—
Add back actual income tax provision (benefit)	1.7		2.1		8.4		(32.9)
Add income tax provision, assuming a normal tax rate of 27%	(1.6)		(3.4)		(9.5)		(12.8)
Adjusted net income (non-GAAP basis)	$4.2	$0.07	$9.2	$0.14	$25.8	$0.40	$34.6	$0.52

Weighted average number of common shares outstanding on a diluted basis		63.5		66.2		65.0		67.1

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended		For the nine months ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
(in millions)
Net income (GAAP basis)	$4.0	$10.5	$22.6	$80.8
Add back:
Impairment (gain) of assets	—	—	—	(0.4)
Loss on termination of retirement plans	0.1	—	4.2	—
Provision (benefit) for income taxes	1.7	2.1	8.4	(32.9)
Interest (income) expense	(0.6)	0.1	(1.4)	0.4
Depreciation and amortization	3.4	3.8	10.3	11.7
Adjusted EBITDA (non-GAAP basis)	$8.6	$16.4	$44.2	$59.6

Sales	$119.2	$129.7	$384.7	$402.0
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	7.3%	12.7%	11.5%	14.8%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the nine months ended
(in millions)	October 28, 2023	October 29, 2022
Cash flow from operating activities (GAAP basis)	$33.1	$30.2
Capital expenditures	(10.4)	(7.9)
Free Cash Flow (non-GAAP basis)	$22.7	$22.3

FISCAL 2023 FORECAST

GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

GAAP to NON-GAAP ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE RECONCILIATION

(unaudited)

	Projected
	Fiscal 2023
(in millions, except per share data and percentages)		per diluted share

Net income (GAAP basis)	$24.9 - $29.5
Add back:
Loss from termination of retirement plans	5.7
Provision for income taxes	9.2 - 10.9
Interest income, net	(1.9)
Depreciation and amortization	14.3
Adjusted EBITDA (non-GAAP basis)	$52.2 - $58.5

Sales (53-week basis)	$520.0 - $530.0
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	10.0%-11.0%

Net income (GAAP basis)	$24.9 - $29.5	$0.39 -$0.46
Add back:
Loss from termination of retirement plans, tax effected	4.2	0.06
Adjusted net income (non-GAAP basis)	$29.1 - $33.7	$0.45-$0.52

Weighted average common shares outstanding - diluted (1)	64.5
(1) No share repurchases have been assumed for the fourth quarter of fiscal 2023